Exhibit 4.2

Bauer Performance Sports Ltd.

Consolidated Financial Statements

For the years ended May 31, 2013 and May 31, 2012

(Expressed in U.S. dollars)

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

Independent Auditors’ Report

To the Shareholders of Bauer Performance Sports Ltd.:

We have audited the accompanying consolidated financial statements of Bauer Performance Sports Ltd. (“the Company”), which comprise the consolidated statements of financial position as at May 31, 2013 and 2012, the consolidated statements of comprehensive income, changes in equity and cash flows for the years ended May 31, 2013 and 2012, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America.  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Bauer Performance Sports Ltd. as at May 31, 2013 and 2012, and of its consolidated financial performance and its consolidated cash flows for the years ended May 31, 2013 and 2012 in accordance with International Financial Reporting Standards as issued by the International Standards Board.

August 7, 2013

Boston, Massachusetts, USA

2

BAUER PERFORMANCE SPORTS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in thousands of U.S. dollars)

	As of	As of
	May 31,	May 31,
	2013	2012
ASSETS
Current assets:
Cash	$4,467	$5,147
Trade and other receivables (Note 12)	113,682	103,442
Inventories (Note 13)	109,747	84,180
Income taxes recoverable (Note 16)	1,966	3,305
Foreign currency forward contracts (Note 24)	4,513	3,105
Prepaid expenses and other assets	3,084	2,337
Total current assets	237,459	201,516

Property, plant and equipment (Note 14)	10,509	7,544
Goodwill and intangible assets (Note 15)	152,644	80,697
Foreign currency forward contracts (Note 24)	1,119	1,829
Other non-current assets	721	954
Deferred income taxes (Note 16)	4,985	16,423
TOTAL ASSETS	$407,437	$308,963

LIABILITIES
Current liabilities:
Debt (Note 17)	$10,774	$9,195
Trade and other payables	22,548	24,126
Accrued liabilities (Note 18)	25,672	27,387
Provisions (Note 19)	2,041	1,735
Foreign currency forward contracts (Note 24)	—	52
Income taxes payable (Note 16)	989	551
Retirement benefit obligations (Note 20)	358	364
Total current liabilities	62,382	63,410

Debt (Note 17)	160,913	126,927
Provisions (Note 19)	383	429
Retirement benefit obligations (Note 20)	5,522	5,348
Other non-current liabilities	879	16
Deferred income taxes (Note 16)	918	—
TOTAL LIABILITIES	230,997	196,130

EQUITY
Share capital (Note 21)	141,397	107,858
Contributed surplus (Note 22)	9,562	4,489
Retained earnings	27,037	1,705
Accumulated other comprehensive loss	(1,556)	(1,219)
TOTAL EQUITY	176,440	112,833

TOTAL LIABILITIES & EQUITY	$407,437	$308,963

Commitments and Contingencies (Note 25)

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board

Bernard McDonell (signed), Director	Shant Mardirossian (signed), Director

BAUER PERFORMANCE SPORTS LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Expressed in thousands of U.S. dollars, except per share amounts)

	Year ended
	May 31,	May 31,
	2013	2012

Revenues	$399,593	$374,770
Cost of goods sold (Notes 14 and 15)	252,419	232,121

Gross profit	147,174	142,649

Selling, general and administrative expenses (Notes 10, 14 and 15)	90,435	83,297
Research and development expenses	16,056	13,915

Income before finance costs, finance income, gain on bargain purchase, other expenses and income tax expense	40,683	45,437
Finance costs (Note 11)	8,566	16,416

Finance income (Note 11)	(2,000)	(14,514)
Gain on bargain purchase (Note 5)	(1,190)	—
Other expenses	158	230

Income before income tax expense	35,149	43,305

Income tax expense (Note 16)	9,817	13,122

Net income	$25,332	$30,183

Other comprehensive loss:
Foreign currency translation differences	(120)	(2,424)
Actuarial loss on defined benefit plans, net (Note 20)	(217)	(299)
Other comprehensive loss, net of taxes	(337)	(2,723)

Total comprehensive income	$24,995	$27,460

Basic earnings per common share (Note 23)	$0.74	$1.00
Diluted earnings per common share (Note 23)	$0.70	$0.95

The accompanying notes are an integral part of the consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars)

					Actuarial
				Foreign	loss on
			Retained	currency	defined
		Contributed	earnings	translation	benefit plans,
	Share capital	surplus	(deficit)	differences	net of taxes	Total Equity

Balance as of June 1, 2011	$107,730	$1,590	$(28,478)	$1,718	$(214)	$82,346
Net income	—	—	30,183	—	—	30,183
Other comprehensive loss	—	—	—	(2,424)	(299)	(2,723)
Share-based payment transactions	128	2,899	—	—	—	3,027
Balance as of May 31, 2012	$107,858	$4,489	$1,705	$(706)	$(513)	$112,833

Balance as of May 31, 2012	$107,858	$4,489	$1,705	$(706)	$(513)	$112,833
Net income	—	—	25,332	—	—	25,332
Other comprehensive loss	—	—	—	(120)	(217)	(337)
Issuance of common shares	32,902	—	—	—	—	32,902
Common share issuance costs	—	(2,098)	—	—	—	(2,098)
Share-based payment transactions	637	4,248	—	—	—	4,885
Recognition of deferred tax on items recorded to equity	—	2,923	—	—	—	2,923
Balance as of May 31, 2013	$141,397	$9,562	$27,037	$(826)	$(730)	$176,440

The accompanying notes are an integral part of the consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	For the twelve months ended
	May 31,	May 31,
	2013	2012
OPERATING ACTIVITIES:
Net income	$25,332	$30,183
Adjustments to net income:
Share-based payment expense (Note 22)	3,611	1,318
Depreciation and amortization	7,757	5,470
Finance costs (Note 11)	8,566	16,416
Finance income (Note 11)	(2,000)	(14,514)
Income tax expense (Note 16)	9,817	13,122
Bad debt expense	117	698
Gain on bargain purchase (Note 5)	(1,190)	—
Loss on disposal of assets	45	57
Net changes in balances related to operations (excluding the effect of acquisitions):
Trade and other receivables	(3,319)	(18,076)
Inventories	(17,674)	4,430
Prepaid expenses and other assets	1,135	(2,498)
Trade and other payables	(2,423)	(8,397)
Accrued and other liabilities	(3,992)	(3,749)
Cash from operating activities	25,782	24,460
Interest paid	(6,246)	(7,388)
Income taxes paid	(2,649)	(2,564)
Income tax refunds received	24	2,644
Net cash from operating activities	16,911	17,152

INVESTING ACTIVITIES:
Acquisition of subsidiaries, net of cash acquired (Note 5)	(74,008)	—
Purchase of property, plant, equipment and intangible assets	(7,377)	(4,497)
Proceeds from disposition of property, plant and equipment	—	15
Net cash used in investing activities	(81,385)	(4,482)

FINANCING ACTIVITIES:
Proceeds from debt (Note 17)	30,000	—
Repayment of debt	(9,569)	(8,908)
Net movement in revolving debt	14,595	—
Debt issuance costs (Note 17)	(1,265)	—
Net proceeds from issuance of common shares (Note 21)	30,804	—
Payment of taxes upon net stock option exercise	(694)	(94)
Net cash from (used in) financing activities	63,871	(9,002)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(77)	(506)

(DECREASE) INCREASE IN CASH	(680)	3,162

BEGINNING CASH	5,147	1,985

ENDING CASH	$4,467	$5,147

The accompanying notes are an integral part of the consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

1.              GENERAL INFORMATION

Bauer Performance Sports Ltd. and its subsidiaries (“Bauer” or the “Company”) is a public company incorporated pursuant to the laws of the Province of British Columbia. The Company is listed on the Toronto Stock Exchange (TSX: BAU).

Bauer is primarily engaged in the design, manufacture and distribution of performance sports equipment for ice hockey, roller hockey, and lacrosse, as well as related apparel and accessories. The ice hockey products include skates, skate blades, protective gear, sticks, team apparel and accessories. The roller hockey products include skates, protective gear and accessories. The lacrosse products include sticks (shafts and heads) and protective gear. The Company distributes its products primarily in the United States, Canada and Europe to specialty retail stores, sporting goods and national retail chains as well as directly to sports teams. The Company is headquartered at 100 Domain Drive in Exeter, New Hampshire and has leased sales offices in the United States, Canada, Sweden, Germany and Finland. The Company has leased distribution centers located in Toronto, Ontario and Seattle, Washington and third party distribution centers in Boras, Sweden and Aurora, Illinois. The Company’s Liverpool, New York and Ottawa, Ontario leased facilities have manufacturing and distribution operations. The Company conducts research and development and limited manufacturing at a leased facility in St. Jerome, Quebec and has a leased sourcing office in Taiwan.

2.              STATEMENT OF COMPLIANCE

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved by the Board of Directors on August 7, 2013.

3.              BASIS OF PRESENTATION

3.1                     Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for derivative financial instruments which are measured at fair value through profit or loss and defined benefit obligations which are measured at present value.

3.2                     Functional and presentation currency

The Company’s consolidated financial statements are presented in U.S. dollars. All financial information presented in U.S. dollars has been rounded to the nearest thousand, except for share and per share amounts.

3.3                     Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Critical accounting estimates

Information about critical accounting estimates that have the most significant effect on the amounts recognized in these financial statements are as follows:

Acquisitions

The fair value of assets acquired and liabilities assumed in a business combination is estimated based on information available at the date of the acquisition. The estimate of fair value of the acquired intangible assets (including goodwill),

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

property, plant and equipment and other assets and the liabilities assumed at the date of acquisition as well as the useful lives of the acquired intangible assets and property, plant and equipment is based on assumptions. The measurement is largely based on projected cash flows, discount rates and market conditions at the date of acquisition.

Valuation of derivatives

In the valuation of the Company’s outstanding derivatives, foreign currency forward contracts and foreign exchange swaps, the fair value is based on current foreign exchange rates at each reporting date. Since the Company recognizes the fair value of these financial instruments on the consolidated statements of financial position and records changes in fair value in the current period earnings, these estimates will have a direct impact on the Company’s net income for the period.

Share-based payments

Accounting for the grant date fair value of stock option awards and the number of awards that are expected to vest is based on a number of assumptions and estimates, including the risk-free interest rate, expected share volatility, expected dividend yield, estimated forfeiture rates, and expected term. The calculation of the grant date fair value requires the input of highly subjective assumptions and changes in subjective input assumptions can materially affect the fair value estimate.

Provision for warranties

Estimated future warranty costs are accrued and charged to cost of goods sold in the period in which revenues are recognized from the sale of goods. The recognized amount of future warranty costs is based on management’s best information and judgment and is based in part upon the Company’s historical experience. An increase in the provision for warranty costs, with a corresponding charge to earnings, is recorded in the period in which management estimates that additional warranty obligations are likely.

Retirement benefit obligations

Accounting for the costs of the defined benefit obligations is based on actuarial valuations. The present value of the defined benefit obligation recognized in the consolidated statements of financial position and the net financing charge recognized in the consolidated statements of comprehensive income is dependent on current market interest rates of high quality, fixed rate debt securities. Other key assumptions within this calculation are based on market conditions or estimates of future events, including mortality rates. Since the determination of the costs and obligations associated with employee future benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process.

Depreciation and amortization

Management is required to make certain estimates and assumptions when determining the depreciation and amortization methods and rates, and residual values of equipment and intangible assets. Useful lives are based on historical experience with similar assets as well as anticipation of future events, which may impact their life, such as changes in technology. Management reviews amortization methods, rates, and residual values annually and adjusts amortization accordingly on a prospective basis.

Critical judgments in applying accounting policies

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in these financial statements are as follows:

Income tax

The measurement of income taxes payable and deferred income tax assets and liabilities requires management to make judgments in the interpretation and application of the relevant tax laws. The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant authorities, which occurs subsequent to the issuance of the financial statements.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

Judgments are also made by management to determine the likelihood of whether deferred income tax assets at the end of the reporting period will be realized from future taxable earnings.

Impairment of non-financial assets

Management exercises judgment in assessing whether there are indications that an asset may be impaired. In determining the recoverable amount of assets, in the absence of quoted market prices, impairment tests are based on estimates of discounted cash flow projections and other relevant assumptions. The assumptions used in the estimated discounted cash flow projections involve estimates and assumptions regarding discount rates, royalty rates, and long-term terminal growth rates. Differences in estimates could affect whether goodwill or intangible assets are in fact impaired and the dollar amount of that impairment.

3.4                     Basis of consolidation

(a)                       Business combinations

Acquisitions of businesses are accounted for using the acquisition method under IFRS 3 Business Combinations (“IFRS 3”). The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, liabilities incurred and equity interests issued by the Company which includes the fair value of any asset or liability from a contingent consideration arrangement. Transaction costs, other than those associated with the issue of debt or equity securities, are expensed as incurred.

The identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date, except: (i) non-current assets that are classified as held for sale, which are recognized at fair value less cost to sell; (ii) deferred income tax assets or liabilities are recognized and measured in accordance with IAS 12 Income Taxes and (iii) assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 19 Employee Benefits (“IAS 19”).

The Company uses various methods in determining fair value of assets acquired and liabilities assumed. The fair value of property, plant and equipment recognized is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly. The fair value of items of plant, equipment, and fixtures is based on the market approach and cost approaches using quoted market prices for similar items when available and replacement cost when appropriate. The fair value of inventories is determined based on the estimated selling price in the ordinary course of business less the estimated costs of completion and sale, and a reasonable profit margin based on the effort required to complete and sell the inventories. The fair value of trade names, trademarks and purchased technology is based on the relief from royalty method, an income approach. The fair value of customer relationships is determined using an excess earnings approach, whereby the subject asset is valued after deducting a fair return on all other assets that are part of creating the related cash flows. The fair value of non-compete agreements is determined using the probability adjusted lost cash flows method. The fair value of lease agreements is based on analyzing current market rent against lease agreements acquired. The fair value of other intangible assets is based on the discounted cash flows expected to be derived from the use and eventual sale of the assets.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately through profit or loss as a bargain purchase gain.

Subsequent changes in the fair value of the contingent consideration that result from additional information about facts and circumstances that existed at the acquisition date obtained during the measurement period  are measurement period

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

adjustments against goodwill or gain on bargain purchase, as applicable. The measurement period cannot exceed one year from the acquisition date.

Subsequent changes in the fair value of contingent consideration that do not qualify as measurement period adjustments depend on how the contingent consideration is classified. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as a liability that is a financial instrument, and is within the scope of IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”), is measured at fair value with any resulting gain or loss recognized either in profit or loss or in other comprehensive income in accordance with IAS 39. Contingent consideration classified as a liability that is not within the scope of IAS 39 is accounted for in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”), or another IFRS as appropriate.

(b)                       Subsidiaries

These consolidated financial statements include the accounts of Bauer Performance Sports Ltd. and its subsidiaries. Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date control commences to the date control ceases. The Company owns 100% of the outstanding equity in each of its subsidiaries. All intercompany transactions are eliminated in consolidation.

4.              SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

4.1                     Foreign currency translation

The results and financial position of all of the Company’s foreign operations are translated into the Company’s functional and presentation currency, the U.S. dollar. The assets and liabilities of foreign operations are translated into U.S. dollars at exchange rates in effect at each accounting period end date. The income and expense items of foreign operations are translated to U.S. dollars at average exchange rates during the period. Gains or losses arising from translation of the financial statements of these foreign operations are recorded in foreign currency translation differences, a component of other comprehensive income in the consolidated statements of changes in equity.

Transaction gains and losses generated by the effect of foreign exchange on recorded assets and liabilities denominated in a currency different from the functional currency of the applicable entity are recorded in finance income and finance costs, respectively, in the consolidated statements of comprehensive income in the period in which they occur.

4.2                     Inventories

Inventories are measured at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method and includes all costs incurred in bringing each product to its present location and condition. Net realizable value is based on estimated selling price in the ordinary course of business less any further costs expected to be incurred to completion and disposal.

4.3                     Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Such cost includes costs directly attributable to making the asset capable of operating as intended. Subsequent costs are included in the asset’s carrying amount or recognized as a separate component as appropriate, only when it is probable that the future economic benefits associated with the item will flow to the Company and its cost can be reliably measured. The carrying amount of any replaced asset is derecognized. All repairs and maintenance costs are charged to profit or loss in the period in which they are incurred. When significant parts of property, plant and equipment have different useful lives, they are accounted for as a separate component of the asset and depreciated over their useful lives as described below.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

Depreciation is provided on all property, plant and equipment. The method of depreciation, residual values and useful lives are reviewed at least annually and adjusted if appropriate. Depreciation expense is recognized in earnings on a straight-line basis over the estimated useful life of the related asset. The estimated useful lives are as follows:

Machinery and equipment	2 - 8 years
Data processing equipment	3 - 5 years
Furniture and fixtures	2 - 8 years
Leasehold improvements	Shorter of lease term or remaining life of the assets
Assets under finance lease	Shorter of lease term or remaining life of the assets

The net carrying amounts of property, plant and equipment are reviewed for impairment when events and changes in circumstances indicate that the carrying amount may be impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any.

The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying value of the asset and is recognized through profit or loss.

4.4                     Goodwill and intangible assets

(a)                       Goodwill

See Note 3.4 (a) for the policy on measurement of goodwill at initial recognition. After initial recognition, goodwill is stated at cost less accumulated impairment losses, with carrying value being reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may be impaired.

(b)                       Research and development

Research costs are charged to operations as incurred and product development costs are deferred if the product or process and its market or usefulness are defined, has reached technical feasibility, adequate resources exist or are expected to exist to complete the project and management intends to market or use the product or process. Technical feasibility is attained when the product or process has completed testing and has been determined to be viable for its intended use. To date, no development costs have been capitalized.

(c)                        Other intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is measured at fair value. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment.

Internally generated intangible assets, except capitalized development and capitalized software costs, are expensed to profit or loss as incurred.

The useful lives of intangibles assets are assessed to be finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life. Amortization is based on the cost of an asset less its estimated residual value. The amortization methods, useful lives, and residual values for an intangible asset with a finite life are reviewed at least annually. Changes in the economic useful life or the expected pattern of consumption of future benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in an accounting estimate. For intangible assets with indefinite lives, the Company performs an impairment test annually or whenever events or changes in circumstances indicate that the carrying value may be impaired.

Gains or losses from the derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized through profit or loss when the asset is derecognized.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

A summary of the policies applied to the Company’s intangible assets are:

		Weighted-average	Method of
Asset	Useful life	amortization period	amortization
Trade names and trademarks	Indefinite
Purchased technology	Finite	13 years	Straight-line
Customer relationships	Finite	10 years	Cash flow
Leases	Finite	6 years	Straight-line
Non-compete agreements	Finite	5 years	Straight-line
Computer software	Finite	8 years	Straight-line

The trade names and trademarks are considered an indefinite life asset as the Company has no restriction on the period of use of its trade name and trademark assets. The Company has no formal plans to sell or discontinue the use of any of its trade names or trademark assets.

4.5                     Impairment of non-financial assets

The net carrying amounts of the Company’s non-financial assets are reviewed for impairment either individually or at the cash-generating unit level when events and changes in circumstances indicate that the carrying amount may be impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. For goodwill and intangible assets that have indefinite useful lives, the recoverable amount is estimated annually at the same time. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. To the extent that the net carrying amounts exceed their recoverable amounts, that excess is fully provided against in the financial year in which this is determined.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Impairment loss is recognized through profit or loss in the period in which it occurred. An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed annually at each fiscal year end, or whenever indicators of reversal are detected, to determine whether the loss has decreased or no longer exists. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

4.6                     Provisions

Provisions for warranty costs, product recall, restructuring, onerous contracts and product liability are recognized when the Company has a legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of economic benefits will be required to settle the obligation, and the amount can be reliably estimated.

Where the effect of the time value of money is material, the future cash flows expected to be required to settle the obligation are measured at the present value discounted using a current pre-tax rate that reflects the risks specific to the liability. The increase in the provision due to the passage of time is reflected as interest expense.

Warranty provisions, which are recognized when the underlying products are sold, represent the estimated cost of fulfilling the obligation of the Company’s general warranty policy in which it warrants its products against manufacturing defects and workmanship. Warranties range from thirty days up to one year from the date sold to the consumer, depending on the type of product. In determining the amount of the provision, the Company considers historical levels of claims, warranty terms and the estimated sell-through to the end consumer.

Product recall provision is recognized when the Company has an obligation to recall a product. The provision represents the estimate of claims expected from consumers and customers and legal and administrative costs.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan and the restructuring either has commenced or has been announced publicly.

Onerous contracts are contracts where the unavoidable cost of meeting the obligations under the contract exceeds the economic benefit expected to be received under it. A provision is recognized at the lower of the net present value of the cash flows required to fulfill the contract or the cost of settling the obligation.

A provision for product liability is recognized at the best estimate of the expenditure to be incurred.

4.7                     Employee benefits

(a)                       Retirement benefit obligation

The Company has defined contribution plans and defined benefit plans consisting of pension and post-retirement life insurance plans.

Obligations to the defined contribution plans are recognized as an expense through profit or loss as incurred. The assets of the defined contribution plans are managed by insurance companies and are entirely separate from the Company’s assets.

The defined benefit pension plans are not registered, do not accept new participants and are unfunded. Payout under these plans is dependent on the Company’s ability to pay at the time the participants are entitled to receive their payments.

The liability recognized in the consolidated statements of financial position is the present value of the defined benefit obligation. The defined benefit obligation is calculated annually by an independent actuary using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related liability. All actuarial gains and losses are recognized in other comprehensive income in the period in which they arise.

The post-retirement life insurance plan is not funded and the Company pays all of the plan costs. The liability for the post-retirement life insurance plan is recognized similar to the defined benefit pension plan and calculated annually using an actuarial valuation.

(b)                       Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts voluntary termination in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without realistic possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

(c)                        Share-based payment transactions

The Company maintains share-based compensation plans providing senior management, board members, certain other employees and consultants with stock options. The options vest in tranches over a vesting period of up to six years.

The fair value of each tranche of the options granted to senior management, board members, and certain other employees is determined separately at the date granted using the Black-Scholes option pricing model. The grant date fair value, net of expected forfeitures, is expensed over the vesting period of each tranche. For stock options granted to non-employees, the options are recorded at the fair value of the goods or services received. When the value of the goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured using the Black-Scholes option pricing model. Compensation cost is recognized over the vesting period based on the number of options expected to vest using the graded vesting method.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

Share-based payments expense is classified as selling, general and administrative expense in the consolidated statements of comprehensive income with a corresponding increase in equity. At each reporting date, a revised estimate is made of the number of options expected to vest. If the revised estimate differs from the original estimate, the charge to selling, general and administrative expenses is adjusted over the current and remaining vesting period of the options.

4.8                     Financial instruments

(a)                       Classification of financial instruments

Financial assets and financial liabilities are initially recorded at fair value and are subsequently measured based on their classification as described below. The Company classifies its financial instruments into various categories based on the purpose for which the financial instruments were acquired and their characteristics.

Cash: Cash is comprised of cash on hand and cash balances with banks.

Financial instruments at fair value through profit or loss: Financial assets that are purchased and held with the intention of generating profits in the short-term are classified as financial instruments at fair value through profit or loss. These investments are accounted for at fair value with the change in fair value recognized through profit or loss in the period in which they arise. The Company has not elected hedge accounting and therefore the changes in the fair value of these derivatives are recognized through profit or loss each reporting period. These derivative instruments are viewed as risk management tools and are not used for trading or speculative purposes.

Receivables: The Company’s trade and other receivables are classified as current assets and are recorded at amortized cost, which upon their initial measurement is equal to their fair value. Subsequent measurement of trade receivables is at amortized cost, which usually corresponds to the amount initially recorded less any allowance for doubtful accounts.

Financial Liabilities: Trade and other payables, accrued liabilities and debt are classified as other financial liabilities and are measured at amortized cost. Debt is initially recorded at the proceeds received, net of transaction costs incurred. Debt is subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized through profit or loss over the term of the debt using the effective interest rate method.

(b)                       Derivative financial instruments

In the normal course of business, the financial position and results of operations of the Company are impacted by currency rate movements in foreign currency denominated assets, liabilities and cash flows as the Company purchases and sells goods in local currencies. The Company is also impacted by interest rate movements on its variable interest rate debt. The Company has established policies and business practices that are intended to mitigate a portion of the effect of these exposures. The Company uses derivative financial instruments, specifically foreign exchange swaps, foreign currency forward contracts, and interest rate contracts to manage exposures. All financial derivatives are recorded at fair value on the consolidated statements of financial position. Derivative instruments are included in current assets, non-current assets, current liabilities and non-current liabilities depending on their term to maturity.

(c)                        Impairment of financial assets

At each reporting date if there is objective evidence that an impairment loss has been incurred on financial assets, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. If in a subsequent period, the amount of the impairment loss decreases and the decrease can be objectively related to an event occurring after the write-down, the write-down of the financial asset is reversed. Any subsequent reversal of an impairment loss is recognized through profit or loss to the extent that the carrying value does not exceed its amortized cost at the reversal date.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

4.9                     Revenue recognition

Revenues are recognized when the risks and rewards of ownership have passed to the customer based on the terms of the sale. Risk and rewards of ownership pass to the customer upon shipment or upon receipt by the customer depending on the country of the sale and the agreement with the customer. Amounts billed to customers for shipping and handling costs are included in revenues. At the time revenue is recognized the Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing agreements, promotions, advertising allowances and other volume-based incentives. Provisions for customer incentives and provisions for sales and return allowances are made at the time of product shipment. These estimates are based on agreements with applicable customers, historical experience with the customers and/or product, historical sales returns, and other relevant factors.

4.10              Advertising and promotion

Advertising costs are expensed as incurred and are included as a component of selling, general and administrative expenses.

A significant amount of the Company’s promotional expenses results from payments under endorsement contracts. Accounting for endorsement payments is based upon specific contract provisions. Generally, endorsement payments are expensed on a straight-line basis over the term of the contract after giving recognition to periodic performance compliance provisions of the contracts. Prepayments made under contracts are included in prepaid expenses and other assets.

Through cooperative advertising programs, the Company reimburses its retail customers for certain of their costs of advertising the Company’s products. The Company records these costs as a reduction of revenues at the point in time when it is obligated to its customers for the costs, which is when the related revenues are recognized. This obligation may arise prior to the related advertisement being run.

4.11              Investment tax credits

Scientific Research and Experimental Development tax credits associated with research and development activities in Canada are recorded as a reduction of the expense to which the incentive applies. The benefit is recognized when the Company has complied with the terms of the applicable legislation and when it has reasonable assurance that the benefit will be realized.

4.12              Leases

Assets held under finance leases, which transfer to the Company substantially all of the risks and benefits incidental to ownership of the leased item, are capitalized at the inception of the lease, with a corresponding liability being recognized for the fair value of the leased asset if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the reduction of the lease liability and finance costs through profit or loss so as to achieve a constant rate of interest on the remaining liability. Assets held under finance leases are depreciated over the shorter of the useful life of the asset and the lease term.

Leases, where the lessee does not consider that it has substantially all of the risks and rewards of ownership of the asset, are classified as operating leases and rents payable are charged to profit or loss on a straight line basis over the lease term, including any rent-free periods.

Leases may include additional payments for real estate taxes, maintenance and insurance. These amounts are expensed in the period to which they relate.

4.13              Finance costs and finance income

Finance costs comprise interest expense, fair value losses on financial assets, impairment losses recognized on financial assets (other than trade receivables), foreign exchange loss, and losses on derivative instruments.

Finance income comprises interest income on bank balances, fair value gains on financial assets, foreign exchange gains, and gains on derivative instruments.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

Foreign currency gains and losses are reported on a net basis as either finance cost or finance income depending on whether foreign currency movements are in a net loss or net gain position.

4.14              Income tax

Income tax expense comprises current and deferred income tax. Current tax and deferred income tax is recognized through profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is not recognized for:

•                  temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•                  temporary differences related to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future; and

•                  taxable temporary differences arising on the initial recognition of goodwill.

In determining the amount of current and deferred tax the Company takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Company believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Company to change its judgments regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact tax expense in the period the determination is made.

Deferred income tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred income tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred income tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

4.15              Earnings per share

Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive stock options.

4.16              Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity, net of any tax effects.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

4.17              Segment reporting

The Company follows IFRS 8, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments. The method for determining what information to report is based on the way management organizes the segments of the Company for the chief operating decision maker to allocate resources, make operating decisions and assesses financial performance. The Company has one operating segment.

4.18              New accounting standards

There are several new standards, amendments to current standards and interpretations which have been issued but are not yet effective for the fiscal year ending May 31, 2013. Accordingly, they have not been applied in preparing these financial statements.

Financial Statement Presentation

The IASB issued amendments to IAS 1, Financial Statement Presentation, which requires changes in the presentation of other comprehensive income, including grouping together certain items of other comprehensive income that may be reclassified to net income. The new requirements are effective for annual periods beginning on or after July 1, 2012. The adoption of the amendments to this standard is not expected to have a material impact on the Company’s financial statements.

Employee Benefits

The IASB issued amendments to IAS 19. The revised standard requires immediate recognition of actuarial gains and losses in other comprehensive income, eliminating the previous options that were available, and enhances the guidance concerning the measurement of plan assets and defined benefit obligations, streamlining the presentation of changes in assets and liabilities arising from defined benefit plans and the introduction of enhanced disclosures for defined benefit plans. Retrospective application of this standard will be effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted. This amendment is not expected to have any significant impact as the Company already immediately records any actuarial gains and losses in other comprehensive income.

Financial Instruments: Presentation

The IASB issued amendments to IAS 32, Financial Instruments: Presentation (“IAS 32”). IAS 32 applies to the classification of financial instruments, from the perspective of the issuer, into financial assets, financial liabilities and equity instruments; and the right for offsetting financial assets and financial liabilities. A right to offset may be currently available or it may be contingent on a future event. An entity must have a legally enforceable right of set-off. The new requirements are effective for annual periods beginning on or after January 1, 2014. The Company is in the process of assessing the potential impact of the IAS 32 amendments.

Financial Instruments

The IASB issued IFRS 9 Financial Instrument (“IFRS 9”) as the first step in a multi-phase project to ultimately replace IAS 39 with the objective of improving and simplifying the reporting of financial instruments. IFRS 9 introduces new requirements for classifying and measuring financial assets and liabilities. This standard becomes effective on January 1, 2015. The Company is currently assessing the impact of and when to adopt IFRS 9.

Consolidated Financial Statements

The IASB issued IFRS 10, Consolidated Financial Statements (“IFRS 10”) which establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 supersedes IAS 27, Consolidated and Separate Financial Statements and SIC 12, Consolidation — Special Purpose Entities and is effective for annual periods beginning on or after January 1, 2013. Early adoption is permitted. The Company does not anticipate the application of IFRS 10 to have a significant impact on its consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

Disclosure of Interests in Other Entities

The IASB issued IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”) which applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. IFRS 12 is effective for annual periods beginning on or after January 1, 2013. Early adoption is permitted. The Company does not anticipate the application of IFRS 12 to have a significant impact on its consolidated financial statements.

Fair Value Measurements

The IASB issued IFRS 13, Fair Value Measurements (“IFRS 13”) which replaces the fair value measurement guidance contained in individual IFRSs with a single source of fair value measurement guidance. This standard establishes a framework for measuring fair value and requires the fair value hierarchy, to be applied to all fair value measurements, including non-financial assets and liabilities that are measured or based on fair value in the statement of financial position as well as non-recurring fair value measurements such as assets held-for-sale. Furthermore, IFRS 13 expands disclosure requirements for fair value measurements to provide information that enables financial statement users to assess the methods and inputs used to develop fair value measurements and, for recurring fair value measurements that use significant unobservable inputs (Level 3), the effect of the measurements on profit or loss or other comprehensive income. IFRS 13 is to be applied for annual periods beginning on or after January 1, 2013. Early adoption is permitted. The Company does not anticipate the application of IFRS 13 to have a significant impact on its consolidated financial statements.

5.              BUSINESS COMBINATIONS

Cascade Helmets Holdings, Inc.

On June 29, 2012, the Company purchased all of the issued and outstanding shares of the capital stock of Cascade Helmets Holdings, Inc. (“Cascade”), primarily a manufacturer and distributor of lacrosse equipment. The acquisition allows the Company to significantly expand its presence in the growing lacrosse market, whose helmet and headgear products are complementary to the Company’s existing offering of lacrosse equipment products under the Maverik brand.

The total consideration paid to the seller at closing was $68,131 in cash, or $64,788 net of cash acquired of $3,343. The acquisition was funded by a public offering of 3,691,500 common shares at a price of $7.80 Canadian dollars per share for aggregate proceeds, net of underwriting fees of $1,401 ($1,440 Canadian dollars), of $26,613 ($27,354 Canadian dollars) and the issuance of 642,000 common shares resulting in proceeds of $4,888 ($5,008 Canadian dollars). The acquisition was also funded by a $30,000 senior secured term facility maturing on March 16, 2016 and the balance through additional borrowings on the revolving loan.

The Company has completed the valuation of assets acquired and liabilities assumed. The allocation of the purchase price to the individual assets acquired and liabilities assumed under the purchase method of accounting resulted in $38,051 of goodwill of which the entire amount is not expected to be deductible for tax purposes. The goodwill associated with the transaction was due to management’s conclusion that the acquisition coincided with the Company’s strategy of expanding its lacrosse product offerings to drive revenue growth, expected synergies from combining operations and the requirement to record a deferred tax liability for the difference between the assigned values and the tax bases of the assets acquired and liabilities assumed.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The following table presents the allocation of purchase price related to the business as of the date of the acquisition:

Net assets acquired:
Cash	$3,343
Trade receivables (1)	4,000
Inventories	1,672
Property, plant and equipment	1,680
Intangible assets	31,710
Other assets	282
Total assets acquired	42,687
Current liabilities	(740)
Deferred income tax liability	(11,867)
Total liabilities assumed	(12,607)
Net assets acquired	$30,080
Consideration paid to seller	$68,131
Goodwill	$38,051

(1)             Gross trade and other receivables acquired is $4,232, of which $232 was expected to be uncollectible at the acquisition date.

In the year ended May 31, 2013 the Company paid $173 in connection with the completion of the final working capital adjustment and recorded deferred tax adjustments on the net assets acquired.

The Company incurred acquisition-related costs of $1,577 relating to external legal fees, consulting fees and due diligence costs. The costs for the year ended May 31, 2012 were $1,126. The costs for the year ended May 31, 2013 were $451 and are included in selling, general and administrative expenses.

The Company entered into employment agreements with certain employees of Cascade. The Company agreed to pay $310 if the employees remain continuously employed through the fiscal year ended May 31, 2013. The Company agreed to pay an additional $310 if the employees remain continuously employed through the fiscal year ended May 31, 2014. These amounts will be accrued over the required service period and are included in selling, general and administrative expenses in the consolidated statements of comprehensive income. The costs in the year ended May 31, 2013 were $310. In addition, the Company incurred termination benefits expense of approximately $520 which was recognized in selling, general and administrative expense on the date of acquisition as continued service to the Company was not required to receive the benefit.

The amounts of Cascade’s revenue and net income included in the Company’s consolidated statements of comprehensive income for the year ended May 31, 2013 was $19,832 and $2,507, respectively.

Inaria International

On October 16, 2012 the Company acquired substantially all of the assets of Inaria International (“Inaria”), a manufacturer and distributor of team sports and active apparel. The acquisition provides the Company with full team apparel capabilities, including the design, development and manufacturing of uniforms for ice hockey, roller hockey, lacrosse, soccer and other team sports. The purchase price paid by the Company at closing was $7,048 Canadian dollars in cash. The acquisition was funded by additional borrowings on the revolving credit line.

The Company has completed the valuation of assets acquired and liabilities assumed. The allocation of the purchase price to the individual assets acquired and liabilities assumed under the purchase method of accounting resulted in $581 of goodwill of which the entire amount is expected to be deductible for tax purposes. The goodwill associated with the transaction was due to management’s conclusion that the acquisition coincided with the Company’s strategy of expanding its apparel product

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

offerings to drive revenue growth, expected synergies from combining operations and the requirement to record a deferred income tax asset for the difference between the assigned values and the tax bases of the assets acquired and liabilities assumed. The following table presents the allocation of purchase price related to the business as of the date of the acquisition:

Net assets acquired:
Trade receivables (1)	$546
Inventories	4,707
Property, plant and equipment	234
Intangible assets	1,930
Deferred income tax asset	69
Other assets	35
Total assets acquired	7,521
Current liabilities	(957)
Total liabilities assumed	(957)
Net assets acquired	$6,564
Consideration paid to seller	$7,145
Goodwill	$581

(1)             Gross trade and other receivables acquired is $630, of which $84 was expected to be uncollectible at the acquisition date.

The Company incurred acquisition-related costs in the year ended May 31, 2013 of $969 relating to external legal fees, consulting fees and due diligence costs. The costs are included in selling, general and administrative expenses.

The Company entered into employment agreements with the former owners of Inaria. Included in the employment agreements are yearly performance bonuses should Inaria achieve gross profit targets in the period one to four years following the closing. These amounts will be accrued over the required service period. The potential undiscounted amount of the future payments that the Company could be required to make is between $0 and $3,500 Canadian dollars over the four year period. During the year ended May 31, 2013 the Company recorded $627 in selling, general and administrative expenses related to the performance bonuses.

The amounts of Inaria’s revenue and net loss included in the Company’s consolidated statements of comprehensive income for the year ended May 31, 2013 was $4,771 and $1,979, respectively.

Combat Sports

On May 3, 2013, the Company acquired substantially all of the assets and assumed certain liabilities of Combat Sports (“Combat”), a manufacturer and distributor of composite baseball and softball bats, hockey sticks and lacrosse shafts. The acquisition provides the Company with intellectual property that will strengthen its research and development portfolio and expands the Company’s product offering into baseball and softball. The purchase price paid by the Company at closing was $3,370 Canadian dollars in cash, net of $630 cash received from the collection of trade receivables. The acquisition was funded through cash on hand.

The Company has completed the preliminary valuation of assets acquired and liabilities assumed. The allocation of the purchase price to the individual assets acquired and liabilities assumed under the purchase method of accounting resulted in a preliminary gain on bargain purchase as a result of the excess of the estimated fair value of the assets and liabilities acquired over the purchase price. The gain on bargain purchase of $1,190 was due to the fact that Combat was in bankruptcy and was being sold through a bidding process.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The following table presents the preliminary allocation of purchase price related to the business as of the date of the acquisition:

Net assets acquired:
Trade receivables (1)	$2,235
Inventories	1,702
Property, plant and equipment	738
Intangible assets	500
Other assets	271
Total assets acquired	5,446
Current liabilities	(383)
Deferred income tax liability	(531)
Total liabilities assumed	(914)
Net assets acquired	$4,532
Consideration paid to seller	$3,342
Gain on bargain purchase	$1,190

(1)       Gross trade and other receivables acquired is $2,582, of which $347 was expected to be uncollectible at the acquisition date.

The Company incurred acquisition-related costs in the year ended May 31, 2013 of $792 relating to external legal fees, consulting fees and due diligence costs. The costs are included in selling, general and administrative expenses.

The amount of revenue included in the Company’s consolidated statements of comprehensive income for the year ended May 31, 2013 relating to the acquisition of Combat was not material. The amount of Combat’s net loss included in the Company’s consolidated statements of comprehensive income for the year ended May 31, 2013, excluding the gain on bargain purchase, was $722.

Pro forma information

If the Cascade and Inaria acquisitions had occurred on June 1, 2012, consolidated revenue would have been approximately $405,005 and consolidated net income would have been approximately $24,829 for the year ended May 31, 2013. In determining these amounts, management has assumed the fair value adjustments which arose on the date of acquisition would have been the same if the acquisitions had occurred on June 1, 2012. This pro forma information is for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time, nor is it intended to be a projection of future results.

The pro forma information above does not include the Combat acquisition. The Company acquired substantially all the assets and assumed liabilities of Combat out of bankruptcy. Due to the bankruptcy it is impractical to provide pro forma financial information for the impact on revenue and consolidated net income as the information cannot be reasonably determined.

6.              RISK

The Company has exposure to credit risk, liquidity risk and market risk (which consists of interest rate risk and foreign exchange risk) from its use of financial instruments. The Company’s management reviews these risks regularly as a result of changes in the market conditions as well as the Company’s activities.

Credit risk: Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company is subject to concentrations of credit risk through its trade and other receivables and is influenced primarily by the individual characteristics of the customer, which management periodically assesses through its policy for the allowance for doubtful accounts as described below. The demographics of the Company’s trade receivables,

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

including the industry and country in which customers operate, have less influence on credit risk. For the years ended May 31, 2013 and 2012, revenues to a single customer were 11% of total revenues. As of May 31, 2013 and 2012, one customer accounted for 8% and 11%, respectively, of the Company’s total trade accounts receivable balance.

The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. In determining the amount of this allowance, management evaluates the ability to collect accounts receivable based on a combination of factors. Allowances are maintained based on the length of time the receivables are past due and on the status of a customer’s financial position. The Company considers historical levels of credit losses and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. In determining the amount of the sales return reserve, the Company considers historical levels of returns and makes assumptions about future returns. In addition, the Company maintains a reserve for discounts related to accounts receivable. This includes accrued volume rebates and other customer allowances.

The detail of trade and other receivables is as follows:

	May 31,	May 31,
	2013	2012
Current	$88,714	$84,293
Past due 0-60 days	11,463	10,114
Past due over 61 days	16,850	10,601
Trade receivables	117,027	105,008
Other receivables	2,212	2,480
Less: allowance for doubtful accounts	(3,972)	(2,590)
Less: allowance for returns and discounts	(1,585)	(1,456)
Total trade and other receivables	$113,682	$103,442

The movement in the allowance for doubtful accounts with respect to trade accounts receivable is as follows:

	May 31,	May 31,
	2013	2012
Beginning balance	$2,590	$2,042
Bad debt expense	1,936	1,546
Uncollectible accounts written-off	(557)	(978)
Exchange difference	3	(20)
Ending balance	$3,972	$2,590

The Company may also have credit risk relating to cash and foreign currency forward contracts resulting in defaults by counterparties. The Company manages credit risk for cash by maintaining bank accounts with major international banks. The Company manages credit risk when entering into foreign currency forward contracts by purchasing contracts with highly rated banks.

Liquidity risk: Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages its liquidity risk through cash and debt management. Refer to Note 7 — Capital Disclosures for a more detailed discussion.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The table below summarizes the maturity profile of the financial liabilities based on the contractual undiscounted payments:

			Remaining Term to Maturity
	Carrying	Contractual	Under 1			More than
May 31, 2013	Amount	Cash Flows	year	1-3 years	4-5 years	5 years
Non-interest bearing:
Trade and other payables	$22,548	$22,548	$22,548	$—	$—	$—
Accrued liabilities	25,672	25,672	25,672	—	—	—
Other non-current liabilities	879	879	—	879	—	—
Floating interest rate instruments:
Debt - Revolver and term loan	171,620	180,139	13,850	166,289	—	—
Fixed rate instruments:
Debt - Finance lease obligations	69	69	54	15	—	—
Total	$220,788	$229,307	$62,124	$167,183	$—	$—

			Remaining Term to Maturity
	Carrying	Contractual	Under 1			More than
May 31, 2012	Amount	Cash Flows	year	1-3 years	4-5 years	5 years
Non-interest bearing:
Trade and other payables	$24,126	$24,126	$24,126	$—	$—	$—
Accrued liabilities	27,387	27,409	27,409	—	—	—
Financial liabilities	52	52	52	—	—	—
Other non-current liabilities	16	16	16	—	—	—
Floating interest rate instruments:
Debt - Revolver and term loan	135,972	148,663	12,920	18,764	116,979	—
Fixed rate instruments:
Debt - Finance lease obligations	150	156	92	64	—	—
Total	$187,703	$200,422	$64,615	$18,828	$116,979	$—

The gross outflows presented above represent the contractual undiscounted cash flows.

Interest rate risk: The Company is exposed to interest rate risk on the revolving loan and the term loan, as the rate is based on an index rate. In June 2011, the Company entered into an interest rate cap agreement with the Royal Bank of Canada to reduce market risk associated with the term loan. The agreement caps at 4% the Canadian Banker’s Acceptance interest rate applicable on the term loan amount of $47,694 Canadian dollars. The termination date of the agreement is May 31, 2014. Refer to Note 17 - Debt for details on the Company’s outstanding debt.

At May 31, 2013 and 2012, if the interest rate had been 50 basis points higher with all other variables held constant, net income would have been $955 and $812 lower, respectively, mainly as a result of higher interest expense on the floating rate borrowings, which was partially offset by the increase in value in the interest rate cap agreement.

Foreign exchange risk: The Company is exposed to global market risks, including the effect of changes in foreign currency exchange rates and interest rates, and uses derivatives to manage financial exposures that occur in the normal course of business. The Company uses foreign currency forward contracts to hedge anticipated transactions. The foreign currency forward contracts are recorded in the consolidated statements of financial position at fair value. The Company has not elected hedge accounting and therefore the changes in the fair value of these derivatives are recognized through profit or loss each reporting period.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The Company’s cash flow exposures include recognized and anticipated foreign currency transactions, such as foreign currency denominated sales, costs of goods sold, as well as collections and payments. The risk in these exposures is the potential for losses associated with the remeasurement of nonfunctional currency cash flows into the functional currency. The currencies in which the Company’s transactions primarily are denominated are U.S. dollars, Canadian dollars, Euro, and Swedish krona.

The Company uses foreign currency forward contracts as an economic hedge to offset the effects of exchange rate fluctuations on certain of its forecasted foreign currency denominated sales and cost of sales transactions. During the years ended May 31, 2013 and May 31, 2012, the Company entered into various forward contracts with Fifth Third Bank and PNC Bank to hedge its Canadian dollar currency risk. As of May 31, 2013, the Company had forward contracts, maturing at various dates through January 2015, to buy the equivalent of $154,500 in foreign currencies at contracted rates. During the year ended May 31, 2013, the Company realized net gains (losses) of $300 (2012 — ($4,714)) from foreign currency forward contracts. During the year ended May 31, 2013 the Company recorded unrealized net gains of $942 (2012 — $14,297) from foreign currency forward contracts. The realized and unrealized losses and gains are included in finance costs and finance income, respectively, in the consolidated statements of comprehensive income.

The illustrative effect on net income for the year that would result from changes in exchange rates against the Canadian dollar can be summarized as follows:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Percentage change	10%	10%
Impact on net income if the U.S. dollar strengthens	$(2,116)	$(2,654)
Impact on net income if the U.S. dollar weakens	$2,446	$2,920

7.              CAPITAL DISCLOSURES

The Company’s objectives when managing capital are to:

•                  Ensure sufficient liquidity to pursue its organic growth combined with strategic acquisitions;

•                  Provide an appropriate return on investment to its shareholders; and

•                  Maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations.

The capital structure of the Company consists of short and long-term debt and stockholders’ equity. In managing its capital structure, the Company monitors performance throughout the year to ensure working capital requirements and capital expenditures are funded from operations, available cash on deposit and, where applicable, bank borrowings. The Company may make adjustments to its capital structure in order to support the broader corporate strategy or in light of economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue shares or new debt, issue new debt to replace existing debt (with different characteristics), or reduce the amount of existing debt.

The Company monitors debt using the leverage ratio, defined as net indebtedness divided by EBITDA. Net indebtedness includes such items as the Company’s term loan, capital lease obligations, subordinated indebtedness, and average revolving loans for the last twelve months as of the reporting date, less the average amount of cash for the last twelve months as of the reporting date. EBITDA is defined in the Amended Credit Facility.

The Company monitors its capital structure using net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the Amended Credit Facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains and losses on derivative instruments, realized and unrealized gains and losses related to foreign exchange revaluation, restructuring and other one-time or non-cash charges associated with acquisitions, costs related to share offerings, and share-based payment expenses (“Adjusted EBITDA”). This measure is not recognized for

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

financial statement presentation purposes under IFRS and does not have a standardized meaning. Therefore, it is not likely to be comparable to similar measures presented by other entities.

The Company has never declared or paid any cash dividends on its common shares. The Company currently intends to use its earnings to finance the expansion of its business and to reduce indebtedness. Any future determination to pay dividends on common shares will be at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant.

Total managed capital was as follows:

	May 31,	May 31,
	2013	2012
Total equity	$176,440	$112,833
Long-term debt (including current portion)	171,687	136,122
Total equity	$348,127	$248,955

There were no changes in the Company’s approach to capital management during the periods. The Company is subject to financial covenants pursuant to the credit facility agreements, which are measured on a quarterly basis. During the years ended May 31, 2013 and 2012, the Company was in compliance with all such covenants.

8.              SEASONALITY

Our business demonstrates substantial seasonality. The Company launches new ice hockey products over two seasons each fiscal year, the April to September period which the Company classifies as the “Back-To-Hockey” season and the October to March period which we classify as the “Holiday” season. Generally, our highest revenues occur during the peak of the “Back-to-Hockey” season during the first quarter of our fiscal year, from June to August. The majority of our revenues for our “Holiday” season occur during the second quarter of our fiscal year, from September to November. The launch of new lacrosse products overlaps substantially with the “Holiday” season, from November through April. The launch of Inaria team apparel products overlaps substantially with the “Back-to-Hockey” season, from April to September. The launch of Combat products overlaps substantially with the “Holiday” season, from November through April.

9.              GEOGRAPHICAL INFORMATION

In presenting information on the basis of geography, revenues are based on the geographical location of customers:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
North America	$295,464	$276,262
Rest of world	104,129	98,508
Total revenues	$399,593	$374,770

In presenting information on the basis of geography, non-current assets are based on the geographical location of the assets. Non-current assets presented consist of property, plant and equipment and goodwill and intangible assets:

	May 31,	May 31,
	2013	2012
North America	$162,951	$88,092
Rest of world	202	149
Total non-current assets	$163,153	$88,241

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

10.       EMPLOYEE BENEFITS EXPENSE

Employee benefits expense included in cost of goods sold, research and development, and selling, general and administrative expenses is as follows:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Wages and salaries	$41,293	$37,901
Statutory benefits	9,359	8,239
Share-based payments expense	3,514	1,318
Retirement benefit obligations	290	273
Termination benefits	1,513	168
Other personnel costs and benefits	1,148	930
Total employee benefits expense	$57,117	$48,829

11.       FINANCE COSTS AND FINANCE INCOME

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Finance costs
Interest expense	$8,246	$9,029
Loss on amendment of revolving loan	320	—
Realized loss on derivative instruments	—	4,714
Foreign exchange losses	—	2,673
Total finance costs	$8,566	$16,416

Finance income
Interest income	$(216)	$(217)
Realized gain on derivative instruments	(300)	—
Unrealized gain on derivative instruments	(942)	(14,297)
Foreign exchange gains	(542)	—
Total finance income	$(2,000)	$(14,514)

12.       TRADE AND OTHER RECEIVABLES

	May 31,	May 31,
	2013	2012
Trade receivables	117,027	105,008
Other receivables	2,212	2,480
Less: allowance for doubtful accounts	(3,972)	(2,590)
Less: allowance for returns and discounts	(1,585)	(1,456)
Total trade and other receivables	$113,682	$103,442

On March 16, 2010, the Company announced a voluntary product recall of certain junior and youth composite sticks manufactured by a supplier. The affected composite sticks were manufactured during the period May 24, 2006 to January 21, 2010. This recall has not had a material impact on the Company’s results of operations, as the Company was indemnified by

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

the supplier of the composite sticks. The receivable recorded in accordance with the terms of a settlement and release agreement between the Company and the supplier totaled $1,425 at May 31, 2012. As of May 31, 2013, the supplier has fulfilled the obligations under the terms of the settlement and release agreement.

The Company’s exposure to credit and impairment losses related to trade and other receivables is disclosed in Note 6 — Risk.

13.       INVENTORIES

Inventories include the following:

	May 31,	May 31,
	2013	2012
Raw materials	$3,101	$1,077
Work in process	136	72
Finished goods	106,510	83,031
Inventories	$109,747	$84,180

The cost of inventories recognized as an expense and included in cost of goods sold for the year ended May 31, 2013 was $209,191 (2012 - $197,769). During the year ended May 31, 2013, the Company recorded in cost of goods sold $1,003 (2012 - $681) of write-downs of inventory as a result of net realizable value being lower than cost and no inventory write-downs recognized in previous years were reversed.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

14.       PROPERTY, PLANT AND EQUIPMENT

		Data
	Machinery &	Processing	Furniture &	Leasehold	Construction
	Equipment	Equipment	Fixtures	Improvements	in Progress	Total
Cost
Balance June 1, 2011	$5,177	$1,332	$2,248	$3,822	$1,270	$13,849
Additions and transfers	771	1,508	1,415	232	(1,011)	2,915
Disposals	(578)	24	(10)	(1,223)	—	(1,787)
Exchange difference and other	53	81	(83)	15	(19)	47
Balance May 31, 2012	$5,423	$2,945	$3,570	$2,846	$240	$15,024
Additions and transfers	361	1,164	1,037	256	625	3,443
Acquisition of business	1,670	123	184	675	—	2,652
Disposals	(433)	(219)	(33)	—	—	(685)
Exchange difference and other	(8)	(19)	19	(6)	(5)	(19)
Balance May 31, 2013	$7,013	$3,994	$4,777	$3,771	$860	$20,415

Depreciation
Balance June 1, 2011	$(2,975)	$(896)	$(858)	$(2,071)	$—	$(6,800)
Charge for the year	(681)	(490)	(634)	(359)	—	(2,164)
Disposals	530	(24)	9	1,200	—	1,715
Exchange difference and other	(146)	(79)	39	(45)	—	(231)
Balance May 31, 2012	$(3,272)	$(1,489)	$(1,444)	$(1,275)	$—	$(7,480)
Charge for the year	(1,039)	(701)	(956)	(376)	—	(3,072)
Disposals	413	219	33	—	—	665
Exchange difference and other	1	(20)	(3)	3	—	(19)
Balance May 31, 2013	$(3,897)	$(1,991)	$(2,370)	$(1,648)	$—	$(9,906)

Net book value
At May 31, 2012	$2,151	$1,456	$2,126	$1,571	$240	$7,544
At May 31, 2013	$3,116	$2,003	$2,407	$2,123	$860	$10,509

The Company has contractual commitments at May 31, 2013 to purchase property, plant and equipment for $52.

Depreciation expense is included in the consolidated statement of income in the following captions:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Cost of goods sold	$262	$348
Selling, general and administrative expenses	2,810	1,816
Total depreciation expense	$3,072	$2,164

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

15.       GOODWILL AND INTANGIBLE ASSETS

		Trade names
		&	Purchased	Customer	Non-compete	Computer
	Goodwill	Trademarks	Technology	Relationships	Agreements	Software	Leases	Total
Cost
Balance June 1, 2011	$8,900	$59,522	$9,321	$14,379	$505	$4,834	$2,722	$100,183
Additions	—	—	—	—	—	1,311	—	1,311
Disposals	—	—	—	—	—	(10)	(2,167)	(2,177)
Exchange difference	—	(2,352)	(387)	(625)	—	(329)	(98)	(3,791)
Balance May 31, 2012	$8,900	$57,170	$8,934	$13,754	$505	$5,806	$457	$95,526
Acquisition of a business	38,632	15,683	3,830	14,012	540	75	—	72,772
Additions	—	—	—	—	—	3,986	—	3,986
Disposals	—	—	—	—	—	(82)	—	(82)
Exchange difference	(26)	(25)	3	(33)	—	26	—	(55)
Balance May 31, 2013	$47,506	$72,828	$12,767	$27,733	$1,045	$9,811	$457	$172,147

Amortization
Balance June 1, 2011	$—	$—	$(1,836)	$(8,634)	$(101)	$(1,680)	$(2,295)	$(14,546)
Charge for the year	—	—	(725)	(1,536)	(101)	(714)	(290)	(3,366)
Disposals	—	—	—	—	—	10	2,167	2,177
Exchange difference	—	—	98	433	—	252	123	906
Balance May 31, 2012	$—	$—	$(2,463)	$(9,737)	$(202)	$(2,132)	$(295)	$(14,829)
Charge for the year	—	—	(1,140)	(2,403)	(349)	(799)	(74)	(4,765)
Disposals	—	—	—	—	—	46	—	46
Exchange difference	—	—	14	22	—	6	3	45
Balance May 31, 2013	$—	$—	$(3,589)	$(12,118)	$(551)	$(2,879)	$(366)	$(19,503)

Net book value
At May 31, 2012	$8,900	$57,170	$6,471	$4,017	$303	$3,674	$162	$80,697
At May 31, 2013	$47,506	$72,828	$9,178	$15,615	$494	$6,932	$91	$152,644

The Company has contractual commitments at May 31, 2013 to purchase computer software for $495.

Amortization expense is included in the consolidated statement of income in the following captions:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Cost of goods sold	$3,640	$2,573
Selling, general and administrative expenses	1,125	793
Total amortization expense	$4,765	$3,366

The Company tested its intangible assets for impairment based on the methodologies outlined below. When a discounted cash flow was used to measure the recoverable amount, the calculations utilized revenue and cash flow projections based on anticipated growth over a five year period. Revenue growth was based on management’s assessment of inflation, economic projections, and market factors on price changes in the geographic locations in which the Company operates. Discount rates used were pre-tax and reflect specific risk relating to the relevant intangible assets.

Indefinite life intangible assets

The recoverable amount of goodwill and trade names and trademarks are based on the fair value less cost to sell calculations. The Company has determined that it has one cash generating unit for goodwill. The fair value of the goodwill was evaluated using the market value of the Company based on the closing share price at March 1, 2013 and 2012, respectively. The trade names and trademarks were evaluated using the relief from royalty method. The Bauer trade name and trademark was

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

evaluated based on a royalty rate of 5.0% (2012 — 5.0%), a discount rate of 10.8% (2012 — 10.2%) and a long-term terminal growth rate at the end of the five year period of 3.0% (2012 — 3.0%). The Maverik trade name and trademark was evaluated based on a royalty rate of 4.0% (2012 — 4.0%), a discount rate of 16.7% (2012 — 20.7%) and a long-term terminal growth rate at the end of the five year period of 5.0% (2012 — 5.0%). The Cascade trade name and trademark was evaluated based on a royalty rate of 8.0%, a discount rate of 12.0% and a long-term terminal growth rate at the end of the five year period of 4.0%. The Inaria trade name and trademark was evaluated based on a royalty rate of 2.0%, a discount rate of 25.4% and a long-term terminal growth rate at the end of the five year period of 2.0%. The Combat trade name and trademark was evaluated based on a royalty rate of 0.5%, a discount rate of 22.0% and a long-term terminal growth rate at the end of the five year period of 3.0%.

In both fiscal 2013 and 2012, the impairment test did not lead to an impairment charge for any of the indefinite lived intangible assets. The key sensitivities in the impairment test are the discount rate and terminal growth rate. Therefore, the Company carried out sensitivity analysis incorporating various scenarios and using reasonable possible changes in the key assumptions. No impairment losses were revealed.

Definite life intangible assets

Purchased technology, customer relationships, non-compete agreements, computer software and leases were reviewed for indications of impairment. There were no indicators of impairment.

16.       INCOME TAXES

The expense for income taxes consists of the following:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Tax recognized in profit or loss:
Current tax expense (benefit):
Current year	$6,679	$500
Adjustment for prior years	(918)	(914)
Total	5,761	(414)
Deferred tax expense (benefit):
Origination and reversal of temporary differences	3,969	12,457
Change in unrecognized tax assets	(178)	2,971
Change in enacted rates	265	(1,892)
Total	4,056	13,536
Total tax recognized in profit or loss	$9,817	$13,122

Tax benefit recognized directly in equity:
Change in unrecognized tax assets	2,859	—
Share-based compensation	1,968	1,803
Total	$4,827	$1,803

Tax benefit recognized in other comprehensive income:
Defined benefit plans	$47	$117

Tax benefit (expense) recognized in goodwill and others:
Intangibles and others	$(13,171)	$—

The reconciliation of the income tax expense expected based on the combined Canadian federal and provincial income tax rates to the expense for income taxes included in the consolidated statements of comprehensive income is as follows:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Combined basic Canadian federal and provincial income tax rate	26.6%	27.5%

Provision for income taxes based on above rate	$9,360	$11,922
Foreign tax rate differences	1,198	537
Share-based compensation	332	696
Gain on bargain purchase	(361)	—
Change in unrecognized tax assets	(178)	2,971
Change in enacted rates	265	(1,892)
Return to provision and other prior year items	(918)	(887)
Other	119	(225)
Income tax expense in the consolidated statements of comprehensive income	$9,817	$13,122

Effective tax rate	28.0%	30.3%

The change in the effective tax rate was driven by a favorable impact from the non-taxable gain on bargain purchase on the acquisition of Combat and favorable adjustments related to prior period items, partially offset by an increase in the Company’s estimated U.S. state tax rates.

Deferred income tax balances are detailed in the following table:

	May 31,	May 31,
	2013	2012
Deferred income tax assets	$4,985	$16,423
Deferred income tax liabilities	(918)	—
Total	$4,067	$16,423

Deferred income tax assets are recognized only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences or tax losses can be utilized. The tax effect of temporary differences and carryforwards, which give rise to net deferred income tax balances, consists of the following:

	May 31,	May 31,
	2013	2012
Allowance for doubtful accounts	$2,174	$1,379
Inventory	1,988	1,781
Accrued expenses	2,204	3,432
Net operating loss carryforwards	2,232	2,918
Share-based compensation and defined benefit plans	8,351	5,858
Property, plant and equipment	851	(1,972)
Intangible assets	(16,113)	467
Deferred research expenses	—	1,750
Investment tax credit carryforwards	1,284	1,322
Other	1,096	(512)
Total	$4,067	$16,423

The movement in deferred income tax balances is as follows:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

		Recognized
	June 1,	in profit or	Recognized	Recognized		May 31,
	2011	loss	in OCI	in equity	Other (1)	2012
Allowance for doubtful accounts	$1,330	$62	$—	$—	$(13)	$1,379
Inventory	1,654	127	—	—	—	1,781
Accrued expenses	2,807	642	—	—	(17)	3,432
Net operating loss carryforwards	15,981	(13,162)	—	—	99	2,918
Share-based compensation and defined benefit plans	4,595	(539)	117	1,803	(118)	5,858
Property, plant and equipment	(1,023)	(1,033)	—	—	84	(1,972)
Intangible assets	625	(261)	—	—	103	467
Deferred research expenses	1,103	770	—	—	(123)	1,750
Investment tax credit carryforwards	806	(207)	—	—	723	1,322
Other	(583)	65	—	—	6	(512)
Total	$27,295	$(13,536)	$117	$1,803	$744	$16,423

		Recognized
	May 31,	in profit or	Recognized	Recognized		May 31,
	2012	loss	in OCI	in equity	Other (1)	2013
Allowance for doubtful accounts	$1,379	$483	$—	$—	$312	$2,174
Inventory	1,781	653	—	—	(446)	1,988
Accrued expenses	3,432	(1,383)	—	—	155	2,204
Net operating loss carryforwards	2,918	(3,821)	—	2,923	212	2,232
Share-based compensation and defined
benefit plans	5,858	478	47	1,968	—	8,351
Property, plant and equipment	(1,972)	3,514	—	—	(691)	851
Intangible assets	467	(4,043)	—	—	(12,537)	(16,113)
Deferred research expenses	1,750	(1,750)	—	—	—	—
Investment tax credit carryforwards	1,322	269	—	—	(307)	1,284
Other	(512)	1,544	—	—	64	1,096
Total	$16,423	$(4,056)	$47	$4,891	$(13,238)	$4,067

(1)       Other comprises research credits, goodwill and foreign exchange rates effects.

Deferred tax assets have not been recognized in respect of the following items:

	May 31,	May 31,
	2013	2012
Tax losses	$—	$20,340
Share issuance costs	—	1,908
Total unrecognized deferred tax assets	$—	$22,248

As of May 31, 2013 and 2012 the Company has Canadian non-capital loss carryforwards of $4,670 and $15,630, respectively. Included in the non-capital loss carryforward as of May 31, 2012 is $2,789 related to amortization of share issuance costs which the Company did not expect to be realizable as it did not expect future earnings in the legal entity that incurred those costs to offset the net operating losses. During the year ended May 31, 2013, the Company undertook a tax planning strategy to generate earnings in that entity which allowed the Company to recognize the asset.

As of May 31, 2013 and 2012, the Company has intangible assets (net of amortization) exclusive of computer software and deferred financing costs in the U.S. of $30,306 and $29,774, respectively, which are amortizable for income tax purposes. These U.S. intangible assets are amortizable for income tax purposes on a straight line basis over 15 years. As of May 31, 2013 and 2012 the Company has intangible assets (net of amortization) exclusive of computer software and deferred

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

financing costs in Canada of $34,158 and $42,586, respectively, which is amortizable for income tax purposes. Under Canadian tax law 75% of the Canadian tax intangible assets are amortizable for income tax purposes at a rate of 7% per year.

The Company is subject to examination in various jurisdictions for the tax years ended May 31, 2013 and 2012. However, as a condition of the stock purchase agreement with Nike, Inc. (“Nike”) in April 2008, the Company is indemnified by Nike for any tax exposures related to the pre-acquisition period. The Company’s acquired Mission entities are also subject to examination in periods prior to the acquisition; however, as a condition to the stock purchase agreement with the Mission stockholders, the Company is indemnified for any tax exposures related to the pre-acquisition period for Mission and its subsidiaries. The open tax years after consideration of the indemnifications are May 31, 2011, May 31, 2010, year beginning April 18, 2008 and ending May 31, 2008 and one day year ended April 17, 2008. The Company does not anticipate any changes as a result of any ongoing examinations by taxing authorities.

For the year ended May 31, 2012, the Company has taken on a tax position in the amount of $228 it believes to be less than fifty percent probable to be sustained in an examination. The Company’s position on this has not changed for the year ended May 31, 2013. The Company has taken no new tax positions that are less than fifty percent probable of being sustained in an examination.

The Company has recognized a deferred income tax liability in the amount of $789 for the undistributed earnings of two of its subsidiaries in the current or prior years for the earnings it expects to repatriate. The Company has not recognized a deferred income tax liability for the undistributed earnings of its other subsidiaries because the Company currently does not expect to sell those investments, and for those undistributed earnings that would become taxable, there is no current intention to repatriate the earnings in total of $427 from its foreign subsidiaries which are owned directly by Bauer Hockey Corp., which is a Canadian corporation.

17.       DEBT

The total debt outstanding is comprised of:

	May 31,	May 31,
	2013	2012
Revolving loan	$67,683	$53,080
Term loan due 2016	107,854	87,309
Finance lease obligations	67	150
Financing costs	(3,917)	(4,417)
Total debt	$171,687	$136,122
Current	$10,774	$9,195
Non-current	160,913	126,927
Total debt	$171,687	$136,122

On June 29, 2012, the Company amended the previous credit facility (the “Amended Credit Facility”) to increase its borrowing capacity. The Amended Credit Facility is comprised of a (i) $130,000 term loan facility, denominated in both Canadian dollars and U.S. dollars and (ii) $145,000 revolving loan, denominated in both Canadian dollars and U.S. dollars, the availability of which is subject to meeting certain borrowing base requirements, such as eligible accounts receivable and inventory. The revolving loan includes a $20,000 letter of credit subfacility and a $10,000 swing line loan facility. In addition, the Company may, under certain circumstances and subject to receipt of additional commitments from existing lenders and/or new lenders, increase the size of the Amended Credit Facility in an aggregate amount of up to $30,000. The term loan and the revolving loan each mature on March 10, 2016. In connection with the Amended Credit Facility, the Company incurred $1,569 in fees, of which $304 was recognized in selling, general and administrative expenses in the year ended May 31, 2013 and $1,265 was capitalized.

The interest rates per annum applicable to the loans under the Amended Credit Facility equal an applicable margin percentage, plus, at the Company’s option depending on the currency of borrowing, (i) the U.S. base rate/Canadian Base rate

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

or (ii) LIBOR/Bankers Acceptance rate. The applicable margin percentages and the unused commitment fee will be subject to adjustment based upon the ratio of the total debt to Adjusted EBITDA as follows:

Total Debt to Adjusted EBITDA	Base Rate/ Canadian Base Rate	LIBOR/BA Rate	Unused Commitment Fee
Equal to or greater than 3.0x	1.25%	2.50%	0.50%
Equal to or greater than 2.5x but less than 3.0x	1.00%	2.25%	0.45%
Equal to or greater than 2.0x but less than 2.5x	0.75%	2.00%	0.40%
Less than 2.0x	0.50%	1.75%	0.35%

Beginning with a first installment on August 31, 2012, the Amended Credit Facility requires scheduled quarterly payments in the amount of 7.5% of the term loan per annum for each of years one to three. In year four, payments shall consist of three quarterly payments of 1.875% of the original principal amount and a fourth and final payment of the entire remaining unpaid balance then outstanding due on maturity. For a period of 30 consecutive days between January 15 and March 15 of each year, the Company cannot have advances under the revolving loan outstanding in a maximum aggregate principal amount exceeding $65,000. Maturities of debt in each of the fiscal years ending May 31 are as follows:

2014	$10,771
2015	8,083
2016	152,833
Total debt	$171,687

The Amended Credit Facility includes covenants that require the Company to maintain a minimum fixed charge ratio, a minimum leverage ratio and maximum capital expenditures. As of May 31, 2013, the Company was in compliance with the covenants required under the Amended Credit Facility.

The interest rate on the revolving loan for the year ended May 31, 2013 ranged from 2.52% to 5.50% (2012 — 3.69% to 5.50%). At May 31, 2013 there are three letters of credit in the amount of $1,532 outstanding under the revolving loan.

The interest rate on the term loan for the year ended May 31, 2013 ranged from 2.53% to 5.50% (2012 — 3.75% to 5.50%). Total repayments on the term loan for the year ended May 31, 2013 were $9,551.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

18.       ACCRUED LIABILITIES

Accrued liabilities include the following:

	May 31,	May 31,
	2013	2012
Accrued payroll and related costs, excluding taxes	$11,286	$12,437
Accrued advertising and volume rebate	5,788	6,086
Accrued legal fees	601	1,068
Accrued endorsements and royalties	1,023	966
Customer credit balances	1,008	407
Acquisition contingent consideration	—	2,228
Other	5,966	4,195
Total	$25,672	$27,387

19.       PROVISIONS

Provisions include the following:

			Onerous	Product
	Warranty	Product recall	contracts	Liability	Total
Balance May 31, 2012	$1,501	$13	$650	$—	$2,164
Acquisition of a business	382	—	—	—	382
Additions	4,769	—	210	265	5,244
Reversals	—	—	—	(112)	(112)
Utilizations	(4,945)	(13)	(383)	—	(5,341)
Exchange differences	82	—	5	—	87
Balance May 31, 2013	$1,789	$—	$482	$153	$2,424

Current	$1,789	$—	$99	$153	$2,041
Non-current	—	—	383	—	383
Balance May 31, 2013	$1,789	$—	$482	$153	$2,424

Warranty: This provision represents the estimated cost of fulfilling warranty obligations.

Onerous contracts: The Company has recorded provisions for onerous leases resulting from the Mission Itech Hockey, Inc. acquisition on September 22, 2008.

Product Liability: This provision represents the estimated cost of a product liability claim.

20.       RETIREMENT BENEFIT OBLIGATIONS

Defined benefit plans

The Company has two defined benefit pension plans. These plans are not registered, are not funded, and do not accept new participants. Additionally, current participants do not earn any additional benefits. The Canadian defined benefit pension plan was available to designated senior management and executives. The US defined benefit pension plan was available to designated employees. Payouts under these plans are dependent on the Company’s ability to pay at the time the participants are entitled to receive their payments.

The Company also pays all of the costs of a post-retirement life insurance plan which is available to most Canadian employees. This plan is not funded.

The IAS 19 results are based on an actuarial valuation by a qualified actuary. The following table provides the defined benefit plan liabilities:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

			Post-retirement life insurance		Total retirement benefit
	Defined benefit pension plan		plan		obligations
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012	2013	2012
Current	358	364	—	—	358	364
Non-current	4,913	4,943	609	405	5,522	5,348
Total	$5,271	$5,307	$609	$405	$5,880	$5,712

Changes in the present value of the defined benefit pension plan are as follows:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Beginning balance	$5,307	$5,236
Interest cost	236	273
Benefits paid	(358)	(363)
Exchange rate gain	(15)	(256)
Actuarial losses	101	417
Ending balance	$5,271	$5,307

The following table provides the principal actuarial assumptions used in determining the defined benefit pension obligation:

	May 31, 2013	May 31, 2012
Canadian Plan
Discount rate	4.10%	4.40%
Inflation rate	2.10%	2.10%

U.S. Plan
Discount rate	3.50%	3.60%
Inflation rate	N/A	N/A

The discount rate was selected based on a review of current market interest rates of high quality, fixed rate debt securities adjusted to reflect the duration of expected future cash outflows for the defined pension benefit payments. The rate is determined by management with the aid of third-party actuaries. The mortality table used for the defined benefit plan obligation and benefit plan costs was UP-94 Generational.

The effect of a 1% change in the discount rate and inflation rate of the defined benefit pension obligation is reflected in the following table:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

	Discount Rate		Inflation Rate
	For the year ended May 31, 2013		For the year ended May 31, 2013
	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on interest cost	26	(35)	(2)	1

	Discount Rate		Inflation Rate
	May 31, 2013		May 31, 2013
	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on defined benefit obligation	(468)	551	(35)	29

The amounts recognized in net income and other comprehensive income for the defined benefit pension plan and the post-retirement life insurance plan was:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Recognized in profit or loss:
Selling, general and administrative expenses	$290	$273
Recognized in other comprehensive income (loss):
Actuarial losses, net of taxes	$217	$299

The cumulative actuarial losses recognized in other comprehensive income or the defined benefit pension plan and the post-retirement life insurance plan are $730. Benefits expected to be paid in the next fiscal year are $358.

Defined contribution plans

The Company has two defined contribution pension plans. A defined contribution Registered Retirement Savings Plan (“RRSP”) which is available to most Canadian employees and a defined contribution 401(k) plan that covers all employees in the United States. The terms of the RRSP provides for annual contributions by the Company as determined by executive management. Contributions to the RRSP for the years ended May 31, 2013 and 2012 were $447 and $425, respectively. The RRSP contributions are included in cost of goods sold and selling, general and administrative expenses.

Employees are eligible to participate in the defined contribution 401(k) plan (“401(k)”) immediately upon hire, there is no service requirement. The 401(k) plan provides for matching contributions in an amount equal to 100% of the first 4% contributed by the employee to the plan. Matching contributions to the 401(k) plan were $478 and $361 for the year ended May 31, 2013 and 2012, respectively. The 401(k) contributions are included in selling, general and administrative expenses.

21.       SHARE CAPITAL

(a)         Authorized Share Capital

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value and an unlimited number of Proportionate Voting Shares.

Common Shares may at any time, at the option of the holder, be converted into Proportionate Voting Shares on the basis of 1,000 common shares for one Proportionate Voting Share. Each outstanding Proportionate Voting Share may at any time, at the option of the holder, be converted into 1,000 Common Shares. Except in limited circumstances, no fractional equity share will be issued on any conversion of another equity share. For all matters coming before shareholders, the Common Shares carry one vote per share and the Proportionate Voting Shares carry 1,000 votes per share.

Immediately at the time that none of the initial holders of Proportionate Voting Shares and their affiliates beneficially owns, controls or directs, directly or indirectly, any Proportionate Voting Shares: all issued and outstanding Proportionate Voting Shares will automatically convert into Common Shares on a one to 1,000 basis; the right of holders of Common Shares to

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

convert their Common Shares into shares of Proportionate Voting Shares will be terminated; and all authorized and unissued Proportionate Voting Shares shall automatically convert into authorized and unissued Common Shares on a one to 1,000 basis; and the Board of Directors shall not be entitled to thereafter issue any Proportionate Voting Shares.

The holders of common shares and proportionate voting shares are entitled to receive notice of any meeting of shareholders of the Company and to attend and vote at those meetings, except those meetings at which holders of a specific class of shares are entitled to vote separately as a class under the British Columbia Business Corporations Act.

(b)         Issued and outstanding shares

The Company’s issued and outstanding shares are detailed in the table below:

	Number of Units (1)	Amount
Balance as of May 31, 2011	30,046,115	$107,730
Common shares issued upon exercise of stock options	36,810	128
Balance as of May 31, 2012	30,082,925	$107,858
Issuance of common shares	642,000	4,888
Public offering	3,691,500	28,014
Common shares issued upon exercise of stock options	171,292	637
Balance as of May 31, 2013	34,587,717	$141,397

(1) Reflects a conversion of Proportionate Voting Shares to Common Shares at the conversion ratio of 1,000 Common Shares to 1 Proportionate Voting Share.

The acquisition of Cascade was funded by the issuance of 642,000 common shares resulting in proceeds of $4,888 ($5,008 Canadian dollars) and a public offering of 3,691,500 common shares at a price of $7.80 Canadian dollars per share for gross proceeds of $28,014 ($28,794 Canadian dollars). The Company incurred $2,098 in share offering costs in the year ended May 31, 2013. These costs are recorded as a reduction of share capital. Refer to Note 5 — Business Combinations for a description of the acquisition.

22.       SHARE-BASED PAYMENTS

Each of the Company’s stock option plans are described in detail below.

The Rollover Plan (equity-settled)

The Rollover Plan was adopted by the Board of Directors on March 10, 2011. The terms of the Rollover Plan are substantially similar to the terms of the 2011 Plan detailed below, except that all rollover options are fully vested and no further options may be granted under the Rollover Plan. An aggregate of 5,119,815 rollover options were issued under the Rollover Plan.

Information concerning stock option activity under the Rollover Plan for the year ended May 31, 2012 is summarized as follows:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

		Weighted -	Weighted -
		Average Exercise	Average Remaining
		Price (Canadian	Contractual Term
	Number of Options	dollars)	(years)
Beginning of the period	5,119,815	$4.20	7.01
Exercised (1)	(104,259)	3.49	6.72
Outstanding and exercisable at end of period	5,015,556	$4.21	6.00

(1)         The weighted average share price at the date of exercise for the stock options exercised in the year ended May 31, 2012 was $6.80.

Information concerning stock option activity under the Rollover Plan for the year ended May 31, 2013 is summarized as follows:

		Weighted -	Weighted -
		Average Exercise	Average Remaining
		Price (Canadian	Contractual Term
	Number of Options	dollars)	(years)
Beginning of the period	5,015,556	$4.21	6.00
Exercised (1)	(316,278)	3.49	4.93
Outstanding and exercisable at end of period	4,699,278	$4.26	5.00

(1)         The weighted average share price at the date of exercise for the stock options exercised in the year ended May 31, 2013 was $11.18.

The range of exercise prices for options outstanding and exercisable at May 31, 2013 is $3.49 - $10.46 Canadian dollars. In the twelve months ended May 31, 2013, the Company recognized share-based payments expense for its Rollover Plan of $277. Share-based payments expense recognized in income is included in selling, general and administrative expense, and was credited to contributed surplus. As of May 31, 2013, there is no unrecognized cost for the Rollover Plan.

The 2011 Plan (equity-settled)

The 2011 Plan was adopted by the Board of Directors on March 10, 2011. The maximum aggregate number of common shares which may be subject to options under the 2011 Plan and any other proposed or established share compensation arrangement of the Company (other than the Rollover Plan) is 12% of the Company’s common shares outstanding from time to time (assuming the conversion of all Proportionate Voting Shares to Common Shares on the basis of 1,000 common shares for one Proportionate Voting Share). On this basis, at May 31, 2013, the maximum number of common shares available under the 2011 Plan was 4,150,526.

The exercise price per share of each share option shall be fixed by the Board of Directors and shall not be less than the market value of the common shares at the time of the grant. The options expire ten years from the date of grant and are subject to accelerated vesting upon change of control. For options granted to employees, officers, and directors the options vest one-fourth each year at each anniversary of the date of the grant. For options granted to consultants, the options vest one-sixth each year at each anniversary of the date of the grant. Expected volatility is estimated by considering historic average share price volatility of comparable public companies.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The assumptions used for options granted and the fair value at the date of grant is noted in the following table:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Weighted average expected term (in years)	6.25	6.34
Weighted average expected volatility	36.53%	36.27%
Weighted average risk-free interest rate	1.44%	1.45%
Expected dividend yield	0%	0%
Weighted average fair value per option granted	$3.81	$2.29

Information concerning stock option activity under the 2011 Plan for year ended May 31, 2012 is summarized as follows:

			Weighted - Average
		Weighted - Average	Remaining
		Exercise Price	Contractual Life
	Number of Options	(Canadian dollars)	(years)
Beginning of the period	907,000	$7.50	9.78
Granted	103,997	6.18	9.49
Forfeited	(12,500)	7.50
Options outstanding at end of period	998,497	$7.36	8.85
Exercisable at end of period	223,625	$7.50	8.77

Information concerning stock option activity under the 2011 Plan for year ended May 31, 2013 is summarized as follows:

			Weighted - Average
		Weighted - Average	Remaining
		Exercise Price	Contractual Life
	Number of Options	(Canadian dollars)	(years)
Beginning of the period	998,497	$7.36	8.85
Granted	2,340,000	10.88	9.48
Exercised (1)	(50,000)	7.50	7.78
Cancelled	(17,000)	10.54	9.34
Forfeited	(205,500)	8.89
Options outstanding at end of period	3,065,997	$9.92	9.03
Exercisable at end of period	418,750	$7.43	7.82

(1)         The weighted average share price at the date of exercise for the stock options exercised in the year ended May 31, 2013 was $11.38.

The range of exercise prices for options outstanding at May 31, 2013 is $5.36 to $11.81 Canadian dollars. Estimated forfeiture rates are incorporated into the measurement of share-based payments expense for certain classes of employees. In the twelve months ended May 31, 2013, the Company recognized share-based payments expense for its 2011 Plan of $3,237 (2012 - $1,318). Share-based payments expense recognized in income is included in selling, general and administrative expense, and was credited to contributed surplus.

Deferred Share Unit Plan (equity-settled)

On September 18, 2012, the Board adopted a Deferred Share Unit Plan (the “Plan”) for the directors of the Company. The purpose of the Plan is to promote a greater alignment of interests between certain eligible directors (“Eligible Directors”) and the shareholders of the Company. Under the terms of the Plan, each Eligible Director may elect to receive director fees (i.e. retainers, meeting fees) and other cash compensation payable for services as an independent contractor paid entirely in cash or up to 100% in deferred share units (“DSUs”).

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

The number of DSUs issued to each Eligible Director who elects to receive DSUs is determined by dividing the amount of the director’s quarterly remuneration to be provided in DSUs by the fair market value of the Company’s Common Shares. For Canadian participants, the fair market value is equal to the volume weighted average trading price of the Common Shares for the five trading days ending on the trading day immediately preceding the first business day of the fiscal quarter in respect of which the DSUs are to be issued. For U.S. participants, the fair market value is equal to the closing market price of the Common Shares on the trading day immediately preceding the first business day of the fiscal quarter in respect of which the DSUs are to be issued. Each DSU represents the right of the Eligible Director to receive, on a deferred basis and at the option of the Company, an award of one Common Share issued from treasury, purchased on the open market, the equivalent cash value or a combination thereof. If an Eligible Director ceases, for any reason except as a result of death, to be a director of the Company, DSUs held by such Eligible Director may be redeemed at the election of such Eligible Director on or prior to December 15 in the first calendar year commencing after the date that the Eligible Director retires from or otherwise ceases to hold such positions. In the event of death of an Eligible Director, the Company will redeem all DSUs held by the Eligible Director within 90 days of the death. In the case of any Eligible Director who is considered to be a U.S. participant under the DSU Plan, all DSUs held by such Eligible Director will be redeemed on the earlier of (i) such Eligible Director’s separation from service with the Company for any reason and (ii) a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

The Company reserved 100,000 Common Shares for issuance under the Plan. Of the 100,000 DSU’s authorized for issuance under the plan, 90,973 were available for issuance as of May 31, 2013. During the year ended May 31, 2013, 9,027 DSU’s were issued and a total amount of $98 was credited to contributed surplus. As of May 31, 2013, 9,027 DSU’s are outstanding with related contributed surplus amounting to $98.

23.       EARNINGS PER SHARE

The computation of basic and diluted earnings per common share follows:

	Year ended	Year ended
	May 31, 2013 (1)	May 31, 2012 (1)
Net income	$25,332	$30,183
Weighted average common shares outstanding	34,107,334	30,054,586
Assumed conversion of dilutive stock options and awards	2,299,674	1,646,453
Diluted weighted average common shares outstanding	36,407,008	31,701,039
Basic earnings per common share	$0.74	$1.00
Diluted earnings per common share	$0.70	$0.95

(1) Reflects a conversion of Proportionate Voting Shares to Common Shares at the conversion ratio of 1,000 Common Shares to 1 Proportionate Voting Share.

For the year ended May 31, 2013, options to purchase an additional 745,717 (2012 — 1,628,484) common shares were outstanding, but were not included in the computation of diluted earnings per share because the options were anti-dilutive.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

24.       FINANCIAL INSTRUMENTS

The classification of the Company’s financial instruments, as well as their carrying amounts and fair values, are shown in the tables below.

	May 31, 2013		May 31, 2012
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial Assets
Cash	$4,467	$4,467	$5,147	$5,147
Receivables:
Trade receivables	117,027	117,027	105,008	105,008
Other receivables	2,212	2,212	2,480	2,480
Financial instruments at fair value through profit or loss:
Foreign currency forward contracts	5,632	5,632	4,934	4,934

Financial Liabilities
Trade and other payables	22,548	22,548	24,126	24,126
Accrued liabilities	25,672	25,672	27,387	27,387
Revolving credit line	67,683	67,683	53,080	53,080
Term loan due 2016, bearing interest at variable rates	107,854	107,854	87,309	87,309
Finance lease obligations	67	67	150	150
Financial instruments at fair value through profit or loss:
Foreign currency forward contracts	—	—	52	52

The Company has determined that the fair value of its current financial assets and liabilities approximates their respective carrying amounts as of the reporting dates because of the short-term nature of those financial instruments. The fair value of the Company’s long-term debt bearing interest at variable rates, the fair value is considered to approximate the carrying amount. The fair value of the finance lease obligations was calculated using market interest rates at the reporting date. The fair value of the foreign exchange swaps and foreign currency forward contracts were measured using Level 2 inputs in the fair value hierarchy.

The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•                  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•                  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•                  Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair values of derivative instruments held as of May 31, 2013 and 2012:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

	Valuation
	Method	May 31, 2013	May 31, 2012
Asset derivatives not designated as hedging instruments:
Foreign currency forward contracts included in current assets	Level 2	$4,513	$3,105
Foreign currency forward contracts included in non-current assets	Level 2	1,119	1,829
Total		$5,632	$4,934

Liability derivatives not designated as hedging instruments:
Foreign currency forward contracts included in current liabilities	Level 2	$—	$52
Total		$—	$52

The changes in the fair value of the foreign currency forward contracts recorded in earnings are summarized below:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Fair value of contracts outstanding at beginning of the period	$4,882	$(9,497)
Net change in fair value - unrealized gain	942	14,379
Exchange rate loss	(192)	—
Fair value of contracts outstanding at end of the period	$5,632	$4,882

The losses and gains resulting from the net changes in fair value are included in finance costs and finance income in the consolidated statements of comprehensive income.

25.       COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into long-term operating lease agreements for buildings and equipment that expire at various dates through fiscal 2023. Amounts of minimum future annual rental commitments under non-cancelable operating leases are as follows:

	May 31,	May 31,
	2013	2012
Less than one year	$4,980	$4,432
Between one and five years	8,256	10,782
More than five years	3,081	3,705
Total	$16,317	$18,919

Certain of the leases contain renewal clauses for the extension of the lease for one or more renewal periods. Rent expense included in selling, general and administrative expenses for the years ended May 31, 2013 and 2012 was $2,726 and $2,264, respectively.

Total contractual sublease rent to be received by the Company in future years amounted to $1,941 at May 31, 2013 and $2,264 at May 31, 2012. Sublease income (expense), consisting of sublease rent received and sublease related expenses, included in other expenses for the years ended May 31, 2013 and 2012 was $11 and ($58), respectively.

The Company enters into endorsement contracts(1) with athletes and sports teams. Amounts of commitments under endorsement contracts are as follows:

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

	May 31,	May 31,
	2013	2012
Less than one year	$4,029	$3,809
Between one and five years	3,373	4,151
More than five years	—	67
Total	$7,402	$8,027

(1)                     The amounts listed for endorsement contracts represent approximate amounts of base compensation and minimum guaranteed royalty fees the Company is obligated to pay athlete and sport team endorsers of the Company’s products. Actual payments under some contracts may be higher than the amounts listed as these contracts provide for bonuses to be paid to the endorsers based upon athletic achievements and/or royalties on product sales in future periods. Actual payments under some contracts may also be lower as these contracts include provisions for reduced payments if athletic performance declines in future periods. In addition to the cash payments, the Company is obligated to furnish the endorsers with products for their use. It is not possible to determine how much the Company will spend on this product on an annual basis as the contracts do not stipulate a specific amount of cash to be spent on the product. The amount of product provided to the endorsers will depend on many factors including general playing conditions, the number of sporting events in which they participate, and the Company’s decisions regarding product and marketing initiatives. In addition, the costs to design, develop, source, and purchase the products furnished to the endorsers are incurred over a period of time and are not necessarily tracked separately from similar costs incurred for products sold to customers.

At May 31, 2013, the Company had commitments to purchase inventory of $50,315 and non-inventory of $1,435.

Contingencies

The Company acquired Kohlberg Sports Group Inc. (“KSGI”) on March 10, 2011. In connection with the formation of KSGI in March 2008, a subsidiary of KSGI agreed to pay additional consideration to Nike in future periods, based upon the attainment of a qualifying exit event. At May 31, 2013, the maximum potential future consideration pursuant to such arrangements, to be resolved on or before the eighth anniversary of April 16, 2008, is $10,000. On April 16, 2008, all of the security holders of KSGI (collectively, the “Existing Holders”) entered into a reimbursement agreement with the Company pursuant to which each such Existing Holder agreed to reimburse the Company, on a pro rata basis, in the event that the Company or any of its subsidiaries are obligated to make a payment to Nike.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual and employment relationships, product liability claims, trademark rights, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

26.       SUBSIDIARIES

The Company has direct or indirect investments in the common share capital of the following subsidiaries which principally affect the net income and net assets of the Company.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

		Proportion of shares
	Country of incorporation	and voting rights held
	and operations	by the Company (1)

Bauer Hockey Corp.	Canada	100%
Bauer Hockey, Inc.	U.S.A	100%
Bauer Performance Lacrosse Inc. (2)	U.S.A	100%

(1)       directly or indirectly

(2)       Formerly Sport Helmets, Inc., the sole surviving entity following the reorganization of the Company’s lacrosse operatingentities and holding bodies, including Cascade Helmets Holdings, Inc. and Maverik Lacrosse LLC, which was completed on December 31, 2012.

To avoid a table of excessive length, smaller subsidiaries representing an aggregate of less than 10% of the consolidated revenues of the Company have been omitted. The Company, directly or indirectly, holds 100% of the shares and voting rights of these smaller subsidiaries.

27.       RELATED PARTIES

The ultimate controlling party of the Company is the Kohlberg Funds. The Kohlberg Funds include Kohlberg TE Investors VI, LP, Kohlberg Investors VI, LP, Kohlberg Partners VI, LP, and KOCO Investors VI, LP, each of which is managed by Kohlberg & Co L.L.C. On June 29, 2012, in conjunction with the acquisition of Cascade and related share offering, the Company issued 642,000 Common Shares as part of a concurrent private placement to the Kohlberg Funds resulting in gross and net proceeds of $4,888 ($5,008 Canadian dollars). Refer to Note 5 — Business Combinations and Note 21 - Share Capital.

On September 26, 2012, the Kohlberg Funds entered into an agreement for a secondary offering, on a bought deal basis, of 3,600,000 Common Shares of the Company at an offering price of $9.90 Canadian dollars per Common Share. In addition, an over-allotment option was granted, exercisable for a period of 30 days from closing, to purchase up to an additional 540,000 Common Shares. On October 17, 2012, the Kohlberg Funds completed the sale of an aggregate of 4,140,000 Common Shares at a price of $9.90 Canadian dollars per Common Share, including the exercise in full of the over-allotment option. The Company did not receive any proceeds from the secondary offering. The Common Shares sold under the terms of the offering had previously been held by the Kohlberg Funds in the form of Proportionate Voting Shares which were converted to Common Shares on the basis of one Proportionate Voting Share for 1,000 Common Shares to facilitate the secondary offering. In connection with the secondary offering, the Company incurred $461 in fees in the year ended May 31, 2013, which was recognized in selling, general and administrative expenses.

On January 17, 2013, the Kohlberg Funds entered into an agreement for a secondary offering, on a bought deal basis, of 3,000,000 Common Shares of the Company at an offering price of $11.60 Canadian dollars per Common Share. In addition, an over-allotment option was granted, exercisable for a period of 30 days from closing, to purchase up to an additional 450,000 Common Shares. On February 6, 2013, the Kohlberg Funds completed the sale of an aggregate of 3,450,000 Common Shares at a price of $11.60 Canadian dollars per Common Share, including the exercise in full of the over-allotment option. The Company did not receive any proceeds from the secondary offering. The Common Shares sold under the terms of the offering had previously been held by the Kohlberg Funds in the form of Proportionate Voting Shares which were converted to Common Shares on the basis of one Proportionate Voting Share for 1,000 Common Shares to facilitate the secondary offering. In connection with the secondary offering, the Company incurred $365 in fees which was recognized in selling, general and administrative expenses in the year ended May 31, 2013.

As of May 31, 2013 there were no outstanding balances due to or due from the Kohlberg Funds.

The Company has related party relationships with its Board of Directors and key management personnel. The Company’s key management personnel are comprised of the Chief Executive Officer, Chief Financial Officer and the top three senior

BAUER PERFORMANCE SPORTS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended May 31, 2013 and May 31, 2012

(In thousands of U.S. dollars except for share and per share amounts)

executives. Employee benefits expense for the Company’s Board of Directors and key management personnel included in selling, general and administrative expenses is as follows:

	Year ended	Year ended
	May 31, 2013	May 31, 2012
Wages and salaries	$3,489	$3,246
Statutory benefits	262	230
Share-based payments expense	1,487	710
Termination benefits	534	—
Other personnel costs and benefits	7	11
Total employee benefits expense	$5,779	$4,197